EXHIBIT 10.3

Amendment 1 to the Employment and Deferred Compensation Agreement dated as of January 1, 2006 (the "Agreement), between John M. Badke ("Badke") and VICON INDUSTRIES, INC. (the "Company").


     WHEREAS, BADKE and the Company mutually desire to modify the Agreement compensation and conform the Agreement to the requirements of Section 409A of the Internal Revenue Code.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the parties covenant and agree as follows:

          1. Section 3(A) of the Agreement is amended to read as follows:

               "A. The Company shall pay BADKE a base salary of $180,000 per annum effective October 1, 2006, subject to periodic adjustment as determined by the CEO of the Company with Board of Directors approval, but in any event shall not be less than the base salary so indicated."

          2. Sections 6(A) and 6(C) of the Agreement are amended to read as follows:

               "A. Notwithstanding any other provision of this Agreement, if a "Change of Control" occurs without the consent of the Board of Directors, BADKE, at his option, may elect to terminate his rights and obligations under this Agreement and to receive a termination payment, without reduction for any offset or mitigation, in an amount equal to three times his average annual base salary for the five years preceding the Change of Control in a lump sum to be paid within thirty
          (30) days after the Change of Control occurs. In selecting this option, the Company shall have no obligation to BADKE for any severance payments under paragraph 5."

               C. Delete.

          3. A new Section 11, as set forth  below,  is added to the  Agreement:

               "11. Certain Deferrals Required by IRC Section 409A.

               Notwithstanding any other provision of this Agreement, if any payments or benefits provided by this Agreement constitute deferred compensation payments made to a "specified employee" following a "separation from service" under Section 409A of the Internal Revenue Code and if such payments are not exempt therefrom, then to the extent required by subparagraph (a)(2)(B)(i) of such Section, such payments or benefits that are due and payable within the first six months from the date of separation will be deferred and paid to BADKE on the day (the "Deferral Date") following the date that is six months following such separation from service. Any payment or benefit deferred under this Section 11 shall bear interest for the six-month deferral period, payable on the Deferral Date, at an annual rate that is two (2) percentage points above the annual interest rate of six (6) month Treasury bills as of the date of separation from service."


     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective this 13th day of November 2006.

                                                     VICON INDUSTRIES, INC.

/s/ John M. Badke                                    /s/ Kenneth M. Darby
------------------------                             --------------------
   John M. Badke                                         Kenneth M. Darby
                                                         CEO